Exhibit 2.7

AGREEMENT AND PLAN OF MERGER

dated as of

October 24, 2006

among

POWERDSINE LTD.

MICROSEMI CORPORATION

and

PINNACLE ACQUISITION CORPORATION LTD

(continued)

(continued)

		Page
ARTICLE 7
COVENANTS OF PARENT

Section 7.01.	Conduct of Parent	48
Section 7.02.	Obligations of Merger Subsidiary	49
Section 7.03.	Voting of Shares	49
Section 7.04.	Agreement to Defend and Indemnify	49
Section 7.05.	Employee Matters.	51
Section 7.06.	Registration Statement.	51
Section 7.07.	Stock Exchange Listing	51
Section 7.08.	Section 16 Matters	52

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

Section 8.01.	Reasonable Best Efforts	52
Section 8.02.	Israeli Approvals	54
Section 8.03.	Tax Matters	54
Section 8.04.	Public Announcements	55
Section 8.05.	Notices of Certain Events	56
Section 8.06.	Access To Information	56

ARTICLE 9
CONDITIONS TO THE MERGER

Section 9.01.	Conditions to the Obligations of Each Party	57
Section 9.02.	Conditions to the Obligations of Parent and Merger Subsidiary	57
Section 9.03.	Conditions to the Obligations of the Company	58

ARTICLE 10
TERMINATION

Section 10.01.	Termination	59
Section 10.02.	Effect of Termination	61

ARTICLE 11
MISCELLANEOUS

Section 11.01.	Notices	61
Section 11.02.	Survival of Representations, Warranties and Agreements	62
Section 11.03.	Amendments and Waivers	62
Section 11.04.	Expenses	63

(continued)

		Page
Section 11.05.	Binding Effect; Benefit; Assignment	64
Section 11.06.	Governing Law	64
Section 11.07.	Jurisdiction	64
Section 11.08.	WAIVER OF JURY TRIAL	64
Section 11.09.	Counterparts; Effectiveness	65
Section 11.10.	Entire Agreement	65
Section 11.11.	Severability	65
Section 11.12.	Specific Performance	65
Section 11.13.	Disclosure Schedule References	65

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 24, 2006 among PowerDsine Ltd., an Israeli company (the “Company”), Microsemi Corporation, a Delaware corporation (“Parent”), and Pinnacle Acquisition Corporation Ltd, an Israeli company and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have unanimously approved this Agreement pursuant to which, inter alia, Parent will acquire the Company by means of a merger of Merger Subsidiary with and into the Company subject to the provisions of the Companies Law and on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company has deemed it advisable that the shareholders of the Company approve and adopt this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, (i) certain shareholders of the Company are entering into Voting Agreements in the form attached as Annex A hereto (the “Voting Agreements”), pursuant to which those shareholders, inter alia, will agree to vote all voting securities in the Company beneficially owned by them in favor of the approval and adoption of this Agreement and the Merger and against any Acquisition Proposal, and (ii) affiliates of the Company under Rule 145 of the 1933 Act are entering into Affiliate Agreements in the form attached as Annex B hereto (the “Affiliate Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest by any Third Party with respect to an Acquisition Transaction.

“Acquisition Transaction” means, other than the transactions contemplated by this Agreement, any transaction or series of related transactions with any Third Party involving (i) any acquisition or purchase, directly or indirectly, of 15% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated (or other acquisition or purchase from the Company, directly or indirectly) that, would result in any Third Party’s beneficially owning 15% or more of the outstanding share capital of the Company, or (iii) any merger, consolidation, share exchange, business combination, arrangement, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction by the Company that involves the acquisition, purchase, conversion or disposition, directly or indirectly, of (A) 15% or more of the outstanding share capital of the Company, or (B) assets, individually or in the aggregate, constituting 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree or other ruling enacted, adopted, promulgated or applied by any Governmental Authority of competent jurisdiction that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in Los Angeles, California, or in the State of Israel are authorized or required by Applicable Law to close.

“Code” means the U.S. Internal Revenue Code of 1986.

“Companies Law” means the Israeli Companies Law-5759-1999.

“Companies Registrar” means the Registrar of Companies of the State of Israel.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2006 and the notes thereto furnished on Form 6-K to the SEC on July 27, 2006.

“Company Balance Sheet Date” means June 30, 2006.

“Company Material Adverse Effect” means a (i) material adverse effect on the business, net assets, financial condition or operations of the Company and its Subsidiaries, taken as a whole, or (ii) an effect that would prevent the Company from consummating the transactions contemplated by this Agreement prior to the Termination Date; provided that, in no event shall any of the following, alone or in combination with one another, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect: (A) any effect resulting from the negotiation, execution, announcement, pendency or consummation of the Merger (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, suppliers, partners, or distributors resulting therefrom), (B) any changes in the Company’s stock price or trading volume, in and of itself, (C) any failure by the Company to meet published financial projections or internal or analysts’ expectations, in and of itself, (D) any effect resulting from changes or effects in general worldwide, U.S. or Israeli market, economic or political conditions (including prevailing interest rate, exchange rate and stock market levels), (E) any effect resulting from changes or effects generally affecting the industries or markets in which the Company operates, (F) any effect resulting from any act of war or terrorism (or, in each case, any escalation thereof), (G) any claim or litigation arising from allegations of breach of fiduciary duty with respect to the Company or Parent relating to this Agreement, the Merger or the other transactions contemplated hereby, or disclosure violations in securities filings made in connection with the Merger, (H) any changes in Applicable Law or GAAP, (I) any action taken by Parent or any of its Subsidiaries, or any action reasonably taken by the Company or any of its Subsidiaries, in each case, which is expressly required to be taken by this Agreement or which is taken with Parent’s consent, or any failure to take action which failure results from Parent’s refusal to grant its consent to such action pursuant to Section 6.01, or (J) the failure to obtain the consent of a counterparty under any contract or agreement listed in the Company Disclosure Schedule in connection with the transactions contemplated by this Agreement; provided, further, that, (x) effects described in clauses (D) and (E) will be excluded from the effect of the immediately preceding proviso to the extent such effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, and (y) effects described in clause (F) will be excluded from the effect of such preceding proviso to the extent such effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to similarly situated Israeli businesses.

“Company Ordinary Shares” means the ordinary shares, par value NIS0.01 per share, of the Company.

“Company Owned IP” means each item of material Intellectual Property owned by the Company or any of its Subsidiaries.

“Company 20-F” means the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2005.

“Employee Plan” means, with respect to any Person, (i) each material “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) each material employment, consultancy, severance or similar agreement, plan, arrangement or policy or (iii) each other material plan, agreement or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment, retirement or pension benefits (including compensation, pension, health, medical or life insurance benefits); in each case, that is maintained, administered, sponsored or contributed to, by such Person, any of its Subsidiaries or any of their respective ERISA Affiliates and covers any current or former director, officer or employee of such Person or any of its Subsidiaries or with respect to which such Person or any of its Subsidiaries has any material liability.

“Environmental Laws” means any Applicable Laws or any binding agreement with any Governmental Authority or other Third Party, in each case relating to worker safety, the environment or Hazardous Substances.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, (ii) any governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the OCS and the Investment Center, or (iii) NASDAQ.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents,

franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law, including, with respect to the Company, all licenses, if any, from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics that is designated, defined or regulated by any Governmental Authority as “hazardous,” “extremely hazardous,” “toxic,” a “pollutant” or a “contaminant,” including petroleum and its derivatives and by-products, natural gas and other hydrocarbons and asbestos-containing materials.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any or all rights in or arising out of: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof, (ii) all trade secrets and proprietary information, (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trade names, trade dress, logos, registered Internet domain names, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, or (vii) any equivalent rights to any of the foregoing throughout the world.

“ISA” means the Israeli Securities Authority.

“Israeli Securities Law” means the Israeli Securities Law 1968.

“Knowledge” means the actual knowledge of any individual listed in Section 1.01 of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest or encumbrance in respect of that property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“NASDAQ” means The NASDAQ Stock Market.

“1933 Act” means the U.S. Securities Act of 1933.

“1934 Act” means the U.S. Securities Exchange Act of 1934.

“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of July 2, 2006 and the footnotes therein set forth in the Parent 10-Q.

“Parent Balance Sheet Date” means July 2, 2006.

“Parent Common Stock” means shares of common stock, $0.20 par value, of Parent.

“Parent Material Adverse Effect” means, a material adverse effect (i) on the business, net assets, financial condition or operations of Parent and its Subsidiaries, taken as a whole, or (ii) an effect that would prevent Parent or Merger Subsidiary from consummating the transactions contemplated by this Agreement prior to the Termination Date; provided that, in no event shall any of the following, alone or in combination with one another, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect: (A) any effect resulting from the announcement, pendency or consummation of the Merger (including any loss of or adverse change in the relationship of Parent and its Subsidiaries with their respective employees, customers, suppliers, partners, or distributors resulting therefrom), (B) any changes in Parent’s stock price or trading volume, in and of itself, (C) any failure by Parent to meet published financial projections or internal or analysts’ expectations, in and of itself, (D) any effect resulting from changes or effects in general worldwide, U.S. or Israeli market, economic or political conditions (including prevailing interest rate, exchange rate and stock market levels), (E) any effect resulting from changes or effects generally affecting the industries or markets in which Parent operates, (F) any effect resulting from any act of war or terrorism (or, in each case, any escalation thereof), (G) any claim or litigation arising from allegations of breach of fiduciary duty with respect to the Company or Parent relating to this Agreement, the Merger or the other transactions contemplated hereby, or disclosure violations in securities filings made in connection with the Merger, (H) any changes in Applicable Law or GAAP, or (I) any action reasonably taken by Parent or any of its Subsidiaries, or any action taken by the Company or any of its

Subsidiaries, in each case, which is expressly required to be taken by this Agreement or which is taken with the Company’s consent, or any failure to take action which failure results from the Company’s refusal to grant its consent to such action pursuant to Section 7.01; provided, further, that, (x) effects described in clauses (D) and (E) will be excluded from the effect of the immediately preceding proviso to the extent such effect has a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, and (y) effects described in clause (F) will be excluded from the effect of such preceding proviso to the extent such effect has a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to similarly situated U.S. businesses.

“Parent 10-Q” means Parent’s quarterly report on Form 10-Q for its fiscal quarter ended July 2, 2006.

“Permitted Liens” means (i) Liens set forth or adequately provided for in the Company Balance Sheet, (ii) Liens for Taxes not yet due or being contested in good faith, (iii) Liens that are reflected in the Company SEC Documents, (iv) landlord’s, mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or not yet due or being contested in good faith, and (v) Liens that do not materially interfere with the use of the property or assets to which such Lien relates.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, agents and other authorized representatives of that Person.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time, directly or indirectly, owned by such Person.

“Superior Proposal” means any unsolicited bona fide written offer made by a Third Party with respect to an Acquisition Transaction that involves the acquisition, directly or indirectly, of 50% or more of the voting power of the Company Stock or the assets of the Company and its Subsidiaries, taken as a whole, on terms that the Board of Directors of the Company (or a duly authorized special committee thereof (a “Special Committee”)) determines in good faith, after consultation with outside legal counsel and a financial advisor of internationally recognized reputation, taking into account all the terms and conditions of such Acquisition Proposal, including the reasonably expected time for the consummation of such Acquisition Transaction, would be more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated hereby (taking into account any proposed modifications by Parent in response to such Acquisition Proposal), and is reasonably capable of being consummated by such Third Party.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, or “group,” as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates or Representatives.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Rules	4.08
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Assumed Option	2.04(a)
Assumed Restricted Share Award	2.04(b)
Board Recommendation	4.02(a)
Cash Consideration	2.04(a)
Cash Percentage	2.04(a)
Claims	4.13
Closing	2.01(b)
Closing Date	2.01(b)
Closing Value	2.04(a)
Company	Preamble
Company Charter Documents	4.01
Company Creditor Meeting	6.02(a)
Company Disclosure Schedule	Article 4
Company Leased Real Property	4.19
Company Leases	4.19(a)
Company Material Contract	4.20(a)
Company Participants	7.04(a)
Company Proxy Statement	6.02(b)
Company Restricted Share	2.04(b)
Company SEC Documents	4.07(a)
Company Shareholder Meeting	6.02
Company Options	2.04(a)
Company Option Plans	2.04(a)
Confidentiality Agreement	8.06
Court Approval	6.02(c)
Effective Time	2.01(b)

Term	Section
Environmental Permits	4.18
Exchange Agent	2.03
Foreign Antitrust Laws	4.03
Grants	4.26
Indemnified Claims	7.04(a)
Indemnified Person	7.04(a)
Israeli Court	6.02(a)
Israeli Option Tax Rulings	8.03(a)(i)
Israeli Withholding Tax Ruling	8.03(a)(ii)
Investment Center	4.03
Investment Center Approval	4.03
Maximum Annual Premium	7.04(b)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Proposal	8.02
Merger Subsidiary	Preamble
Necessary IP Licenses	4.20(b)
OCS	4.03
OCS Approval	4.03
Option Cash Award	2.04(a)
Option Exchange Ratio	2.04(a)
Option Shortfall Amount	2.04(a)
Parent	Preamble
Parent SEC Documents	5.06
Payment Event	11.04(b)
Registration Statement	7.06
Rolled-over Option	2.04(a)
Section 102 Options	2.04(a)
Section 350 Vote	6.02(a)
Special Committee	1.01
Stock Consideration	2.04(a)
Stock Percentage	2.04(a)
Surviving Company	2.01(a)
Tax	4.16(l)
Tax Return	4.16(l)
Tax Sharing Agreement	4.16(l)
Taxing Authority	4.16(l)
Termination Date	10.01(b)(i)
Termination Fee	11.04(b)
Uncertificated Shares	2.03(a)
Unsigned Company Rule 145 Affiliate	6.04
Voting Agreements	Recitals

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined herein. Any singular term herein shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to any specific agreement or contract are to that agreement or contract as amended, modified or supplemented prior to the date hereof in accordance with the terms thereof. References to “$” and “dollars” are to the currency of the United States. References to NIS are to the currency of the State of Israel. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth herein, at the Effective Time, in accordance with Sections 350 and 351 of the Companies Law and the provisions of the Court Approval, Merger Subsidiary shall be merged (the “Merger”) with and into the Company, whereupon the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving company (the “Surviving Company”). From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the applicable provisions of the Companies Law.

(b) The consummation of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park,

California 94025, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than two Business Days after the satisfaction or waiver of the last to be satisfied or waived of the conditions to the Merger set forth in Article 9 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other location, date and time as Parent, Merger Subsidiary and the Company shall mutually agree upon in writing (the date upon which the Closing occurs, the “Closing Date” or the “Effective Time”, as applicable).

Section 2.02. Effect on Share Capital. At the Effective Time, by virtue of, and simultaneously with the Merger, and without any further action on the part of Parent, the Company or Merger Subsidiary:

(a) except as otherwise provided in Sections 2.02(b) and 2.02(c), each Company Ordinary Share outstanding immediately prior to the Effective Time shall be transferred to Parent and shall be registered in the name of Parent in the shareholder register of the Surviving Company, in consideration for the right to receive $8.25 in cash, without interest and 0.1498 shares of Parent Common Stock (together with cash in lieu of fractional shares of Parent Common Stock as specified below, the “Merger Consideration”);

(b) no payment shall be made with respect to any Company Ordinary Shares held by the Company or dormant shares (minayot radumot) immediately prior to the Effective Time; and

(c) no payment shall be made with respect to any Company Ordinary Share held by Parent, Merger Subsidiary and any other wholly owned Subsidiary of Parent immediately prior to the Effective Time.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Company Ordinary Shares (the “Certificates”), or (ii) uncertificated Company Ordinary Shares (the “Uncertificated Shares”). At the Effective Time, Parent shall have made available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Ordinary Shares at the Effective Time a letter of transmittal in customary form and containing such provisions and instructions as Parent may reasonably specify and the Company may reasonably approve prior to the Effective Time (including provision that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Except as set forth in Sections 2.02(b) and 2.02(c), each holder of Company Ordinary Shares shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of each Company Ordinary Share represented by a Certificate or for each Uncertificated Share. The shares of Parent Common Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Company Ordinary Shares or is otherwise required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Company Ordinary Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Company, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Ordinary Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Ordinary Shares, without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Ordinary Shares for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Ordinary Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to the Parent Common Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.06, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.03. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the shares of Parent Common Stock have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.06 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such shares.

Section 2.04. Equity Awards. (a) Effective as of the Effective Time, each then outstanding option to purchase Company Ordinary Shares (each, a “Company Option”), including options outstanding under the Company’s Section 102 Stock Option Plan, 2003 Israel Share Option Plan, 2006 Israeli Share Incentive Compensation Plan and Stock Option Plan (Incentive and Restricted Stock Option) (collectively, the “Company Option Plans”), shall be treated as follows:

(i) Each Company Option shall be converted into (A) an option to purchase a number of shares of Parent Common Stock (an “Assumed Option”) equal to the product of (x) the number of shares of Parent Common Stock to be received with respect to each Company Ordinary Share as Merger Consideration pursuant to Section 2.02(a) (the “Stock Consideration”) multiplied by (y) the number of Company Ordinary Shares subject to such Company Option, with the aggregate exercise price for such Assumed Option being equal to a portion of the aggregate exercise price of the Company Ordinary Shares subject to such Company Option prior to the conversion equal to the Stock Percentage (as defined below), plus, if applicable, the Option Shortfall Amount (as defined below) applicable to such Company Option, and (B) an entitlement to receive an amount of cash (an “Option Cash Award”) equal to the product of (x) the amount of cash to be received with respect to each Company Ordinary Share as Merger Consideration pursuant to Section 2.02(a) (the “Cash Consideration”) multiplied by (y) the number of Company Ordinary Shares subject to such Company Option, with such product reduced by an amount equal to a portion of the aggregate exercise price of the Company Ordinary Shares subject to such Company Option prior to the conversion equal to the “Cash Percentage” (as defined below); provided, that if the amount of an Option Cash Award with respect to a Company Option pursuant to the above formula is a negative amount, then no Option Cash Award will be made with respect to such Company Option, and the magnitude of such negative amount is referred to herein as the “Option Shortfall Amount” with respect to such Company Option. The “Stock Percentage” shall mean the quotient of (I) the product of (A) the Stock Consideration multiplied by (B) the closing price of a share of Parent Common Stock on NASDAQ on the trading day the conclusion of which immediately preceded the Closing Date (the “Closing Value”) divided by (II) the sum of (A) the product set forth in clause (I) above plus (B) the Cash Consideration. The “Cash Percentage” shall mean the amount by which one (1) exceeds the Stock Percentage.

(A) Except as provided above, each Assumed Option shall be subject to the same terms and conditions, including expiration date, vesting (including pursuant to accelerated vesting as provided under the Company Option Plans) and exercise provisions, as were applicable to the corresponding Company Option immediately prior to the Effective Time.

(B) Each portion of such Option Cash Award resulting from conversion of a portion of a Company Option that is vested at the Effective Time shall be paid to the holder of the Option Cash Award promptly following the Effective Time, except that with respect to Company Options granted pursuant to Section 102 of the Israel Tax Ordinance, 1961 (“Section 102 Options”) and held in trust at the Effective Time, such amount shall be paid to holder of the Option Cash Award upon the end of the Section 102 holding period. Each portion of such Cash Award resulting from conversion of a portion of a Company Option that is unvested at the Effective Time shall be paid to the holder of the Option Cash Award on or promptly following the applicable vesting date of such underlying Company Option (including pursuant to accelerated vesting as provided under the Company Option Plans), except that with respect to Section 102 Options held in trust as of the applicable vesting date, such amount shall be paid to holder of the Option Cash Award upon the end of the Section 102 holding period.

(ii) Notwithstanding the foregoing, in the event the Israeli Option Tax Ruling described in Section 8.03(a)(i)(A) is not obtained prior to the Closing with respect to all Company Options for which such a ruling is sought, each Company Option shall be converted into an option (a “Rolled-over Option”) to purchase a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of the number of Company Ordinary Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below). The per share exercise price for the Parent Common Stock issuable upon exercise of such Rolled-over Option shall be equal (rounded up to the nearest penny) to the exercise price per Company Ordinary Share applicable to such Company Option immediately prior to the Effective Time divided by the Option Exchange Ratio. Except as provided above, the Rolled-over Option shall be subject to the same terms and conditions, including expiration date, vesting (including pursuant to accelerated vesting as provided under the Company Option Plans) and exercise provisions, as were applicable to the corresponding Company Option immediately prior to the Effective Time. For purposes of this Section 2.04(a)(ii), the “Option Exchange Ratio” shall be the sum of (i) the Stock Consideration, and (ii) the amount obtained by dividing (A) the Cash Consideration, by (B) the Closing Value.

(iii) From and after the Effective Time, each Company Option shall no longer represent the right to acquire Company Ordinary Shares.

(b) Effective as of the Effective Time, each unvested restricted Company Ordinary Share that is subject to a vesting schedule or forfeiture on termination of employment (a “Company Restricted Share”) shall be converted into the right (“Assumed Restricted Share Awards”) to receive (i) the amount of cash to be received with respect to each Company Ordinary Share as Merger Consideration pursuant to Section 2.02(a) and (ii) the number of shares of Parent Company Stock to be received with respect to each Company Ordinary Share as Merger Consideration pursuant to Section 2.02(a), in each case remaining subject to the vesting schedule in effect immediately prior to the Effective Time to the extent permitted by applicable tax rules.

(c) As soon as practicable after the Effective Time, Parent shall deliver to the holder of each Company Option or Assumed Restricted Share Award appropriate notices setting forth (i) the number of shares of Parent Company Stock subject to the applicable Assumed Option, Rolled-over Option or Assumed Restricted Share Awards each as adjusted pursuant to this Section 2.04, and any applicable exercise price, and (ii) the amount of Option Cash Awards, then held by each such holder. Parent shall take such actions as are necessary for the assumption of the Option Cash Awards, Assumed Restricted Share Awards, Assumed Options and Rolled-over Options pursuant to this Section 2.04, including the reservation, issuance and listing of a sufficient number of shares of

Parent Common Stock. Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Common Stock subject to the Assumed Options, Rolled-over Options and Assumed Restricted Share Awards promptly following the Effective Time (and in any event within five Business Days after the Effective Time).

(d) With respect to U.S. optionholders, the parties will use reasonable efforts to accomplish the foregoing in a manner that is in compliance with the adjustment requirements of Sections 424 and 422 of the Code.

(e) Prior to the Effective Time, the Company shall (i) amend the Company Option Plans to provide that if, within 12 months after Closing, (A) an employee is involuntarily terminated by the Company without cause or by constructive termination or (B) a non-employee director is not a director of Parent immediately following the Effective Time, all of such individual’s Company Options (including any Assumed Option, Rolled-over Option or Option Cash Award) and Company Restricted Shares shall become vested, and (ii) use reasonable efforts to give effect to the transactions contemplated by this Section 2.04.

Section 2.05. Adjustments. If, during the period between the date hereof and the Effective Time, any change in the outstanding capital stock of the Company or Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, reverse stock split, exchange or readjustment of shares, or stock dividend thereon with a record date prior to the Effective Time, then in each case, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted.

Section 2.06. Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a holder of Company Ordinary Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the average closing sale price of Parent Common Stock on NASDAQ for the period of five consecutive trading days ending on (and including) the second trading day prior to the Closing Date by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.

Section 2.07. Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Ordinary Shares or Company Options pursuant to this Article 2 such amounts in cash as it is required to deduct and withhold with respect to the making of such payment (in cash or shares of Parent Common Stock) under any provision of Applicable Law;

provided that, (i) if the Israeli Withholding Tax Ruling is obtained, deduction and withholding of any amounts under the Ordinance or any other provision of Israeli law, if any, shall be made only in accordance with the provisions of the Israeli Withholding Tax Ruling, and (ii) if any holder of Company Ordinary Shares provides the Exchange Agent, Parent or the Surviving Company with a valid approval or ruling issued by the applicable Governmental Entity regarding the withholding (or reduction or exemption from withholding) of Israeli Tax from the Merger Consideration, which in the sole discretion of Israeli counsel to Parent is sufficient to enable Parent to conclude that no withholding or a reduced rate of withholding, as applicable, of Israeli Tax is required, then the deduction and withholding of any amounts under the Ordinance or any other provision of Israeli law, if any, from the Merger Consideration payable to such holder shall be made only in accordance with the provisions of such approval. If the Exchange Agent, Parent or Surviving Company, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Ordinary Shares or Company Options in respect of which the Exchange Agent, Surviving Company or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an appropriate affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as the Exchange Agent may direct, as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Company with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Ordinary Shares represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING COMPANY

Section 3.01. The Memorandum of Association and Articles of Association. The parties hereto shall take all actions necessary so that (i) the Memorandum of Association of the Company in effect at the Effective Time shall be the Memorandum of Association of the Surviving Company, and (ii) the Articles of Association of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the Articles of Association of the Surviving Company, in each case, until amended in accordance with the Companies Law.

Section 3.02. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Company, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.13, except as expressly disclosed in the Company SEC Documents filed prior to the date hereof (excluding for purposes of this exception any disclosure under any “Risk Factors” section of any such Company SEC Document) or as set forth in the Company Disclosure Schedule delivered to Parent contemporaneously with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a company duly incorporated and validly existing under the laws of the State of Israel and has all corporate powers and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified or licensed to do business as a foreign corporation and, to the extent applicable, is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent a true and complete copy of the Memorandum of Association and Articles of Association of the Company as currently in effect (the “Company Charter Documents”).

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Section 350 Vote and the Court Approval, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors’ rights and to general principles of equity.

(b) At a meeting duly called and held, the Company’s Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the Company and its shareholders, (ii) determined that, considering the financial position of the Company and Merger Subsidiary, no reasonable concern exists that the Surviving

Company will be unable to fulfill the obligations of the Company to its creditors, (iii) approved and adopted this Agreement and the transactions contemplated hereby, and (iv) subject to Section 6.03, resolved to recommend the approval and adoption of this Agreement and the Merger by the shareholders of the Company (the “Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) obtaining the Court Approval, (ii) compliance with any applicable requirements of (A) the HSR Act, and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions (the “Foreign Antitrust Laws”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, the Israeli Securities Laws and any other applicable securities or takeover laws, and the rules and regulations of NASDAQ, (iv) filings with, and approval by, the Investment Center of the Israeli Ministry of Trade & Industry (the “Investment Center”) of the change in ownership of the Company to be effected by the Merger (the “Investment Center Approval”), (v) filings with, and approval by, the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry (“OCS”) of the change in ownership of the Company to be effected by the Merger (the “OCS Approval”), and (vi) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Memorandum of Association or the Articles of Association of the Company, (ii) assuming compliance with the matters referred to in Sections 4.03 and 5.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law applicable to the Company, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any material benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Company Material Agreement, or (iv) result in the creation or imposition of any material Lien on any asset of the Company or any of its Subsidiaries.

Section 4.05. Capitalization. (a) The authorized share capital of the Company consists of 50,000,000 Company Ordinary Shares. As of the close of business on October 20, 2006, there were outstanding (i) 20,559,134 Company Ordinary Shares (of which 382,075 were Company Restricted Shares), (ii) no shares of preferred stock of the Company, (iii) no shares were held by the Company as dormant shares (Menayot Redumot), and (iv) stock options to purchase an aggregate of 3,437,437 Company Ordinary Shares. All outstanding Company Ordinary Shares have been, and all Company Ordinary Shares that may be issued pursuant to the Company Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or, in the case of shares that may be issued pursuant to the Company Option Plans, will be when issued in accordance with the respective terms thereof, fully paid. No Subsidiary of the Company owns any shares of capital stock of the Company. The Company has furnished to Parent a true and complete list, as of the close of business on October 20, 2006 of all outstanding Company Options, including with respect to each such option, the name of the holder, the exercise price, the grant date and the vesting schedule, and with respect to all such Company Options granted to Israeli taxpayers, whether each such option was granted under any of the following sections of the Israeli Income Tax Ordinance: Section 3(i); Section 102 (prior to January 1, 2003); or Section 102 (on or after January 1, 2003, and in such event pursuant to which subsection of Section 102). The Company is not a party to any voting agreement with respect to the voting of any Company Ordinary Shares.

(b) Except as set forth in this Section 4.05 and for changes since October 20, 2006 resulting from the exercise of Company Options outstanding on such date or the issuance of Company Options or Company Ordinary Shares as permitted by this Agreement, there are no outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock of, or other voting securities or ownership interests in, the Company, or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock of, or other voting securities or ownership interests in, or any securities convertible into or exchangeable for, capital stock of, or other voting securities or ownership interests in, the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the items listed in clauses (i), (ii) and (iii) above, except from former employees, directors and consultants in accordance with currently effective agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries.

Section 4.06. Subsidiaries; Minority Investments. (a) Each Subsidiary of the Company (i) is a legal entity duly formed, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of formation, (ii) has all organizational powers to carry on its business as now conducted, and (iii) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where that qualification is necessary with such exceptions, in the case of each of clauses (i) through (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06(a) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company and the respective jurisdictions of incorporation thereof.

(b) All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien, except for Permitted Liens. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company, or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock of, or other voting securities or ownership interests in, or any securities convertible into or exchangeable for, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the items listed in clauses (i) and (ii) above.

(c) Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Person (other than a Subsidiary of the Company).

Section 4.07. SEC Filings. (a) The Company has made available to Parent, to the extent not available on the SEC’s EDGAR system, (i) the Company’s annual report on Form 20-F for its fiscal year ended December 31, 2005, (ii) all current reports furnished to the SEC on Form 6-K by the Company since December 31, 2005, and (iii) all other reports, filings, registration statements and other documents filed with or furnished to, the SEC by the Company since December 31, 2005, (the documents referred to in this Section 4.07(a), whether or not such documents are available on the SEC’s EDGAR system, collectively, the “Company SEC Documents”). The Company has filed with (or furnished on Form 6-K to) the SEC all reports, schedules, forms, statements and other documents (including exhibits, material agreements and other information incorporated therein) required to be filed with (or furnished on Form 6-K to) the SEC by the Company since December 31, 2005.

(b) As of the date it was filed with, or furnished to, the SEC, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of the date it was filed with, or furnished to, the SEC, each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The principal executive officer and the principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the relevant Company SEC Documents filed by the Company.

(e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the 1934 Act; such controls and procedures are effective to ensure that all material information concerning the Company and the Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.

(f) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the “Accounting Rules”), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes) and fairly present (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents. (a) The Company Proxy Statement at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders and (if applicable) creditors of the Company and at the time such shareholders and (if applicable) creditors vote on adoption of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent or any of its Representatives for use therein.

(b) To the extent applicable, none of the information furnished to Parent by the Company or any of its Representatives for use in any Registration Statement or any amendment or supplement thereto, at the time such Registration Statement or any amendment or supplement becomes effective, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course and there has not been any event, occurrence or development which has had, individually or in the aggregate, a Company Material Adverse Effect. Since the Company Balance Sheet Date and, except with respect to Section 4.10(a), through the date hereof, there has not been:

(a) any material damage, destruction or other casualty loss affecting the business or assets of the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) (i) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the share capital of the Company or any of its Subsidiaries, except any dividend declared or paid or advance made by a wholly owned Subsidiary to the Company, or (ii) any redemption, repurchase or other acquisition by the Company or any of its Subsidiaries of any share capital or other securities of, the Company or any of its Subsidiaries, except (x) by a wholly owned Subsidiary from the Company, or (y) from former employees, directors and consultants in accordance with currently effective agreements providing for the repurchase of shares in connection with any termination of service to the Company or any of its Subsidiaries;

(c) except for transactions or among the Company and/or its Subsidiaries, any acquisition, sale, lease, license or other disposal of any material assets or property, other than in the ordinary course of business consistent with past practice;

(d) any change in any method of accounting or accounting practices by the Company or any of its Subsidiaries, except for any such change which is not material or which is required by Applicable Law or GAAP; or

(e) any material Tax election made or any material Tax claim, audit or assessment settled, in each case, other than in the ordinary course of business consistent with past practice, or any Tax ruling or arrangement applied for or received, whether or not in connection with the Merger or Arrangement, by the Company on its own behalf or on behalf of any of its shareholders in connection with the Merger or Arrangement, other than routine correspondence with the Taxing Authorities or except as explicitly contemplated in this Agreement.

Section 4.11. No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries, whether accrued, absolute, fixed or contingent, other than those:

(a) set forth or adequately provided for in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2006 furnished on Form 6-K to the SEC on July 25, 2006 or disclosed in the financial statements included in the Company SEC Documents;

(b) incurred since June 30, 2006 in the ordinary course of business consistent with past practice;

(c) incurred under this Agreement or in connection with the transactions contemplated hereby; or

(d) which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12. Compliance with Laws. The businesses of the Company and its Subsidiaries have not been conducted in violation of any Governmental Authorization or any Applicable Law, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13. Litigation. There is no material litigation, suit, claim, action, proceeding or investigation (collectively, “Claims”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, by or before any Governmental Authority. Neither the Company nor any of its Subsidiaries is subject to any continuing order, judgment, injunction or decree of any Governmental Authority.

Section 4.14. Finders’ Fees. Except for Citigroup Global Markets Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from any Person in connection with the transactions contemplated by this Agreement.

Section 4.15. Opinion of Financial Advisor. The Company has received the opinion of Citigroup Global Markets Inc., financial advisor to the Company, to the effect that, as of the date hereof, subject to the assumptions and limitations set forth therein, the Merger Consideration is fair to the shareholders of the Company from a financial point of view, a signed copy of which opinion will be made available to Parent promptly following its receipt.

Section 4.16. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books. The Company and each of its Subsidiaries has withheld from each payment or deemed payment made to its past or present employees, officers, directors and independent contractors, suppliers, creditors, shareholders or other third parties all material Taxes required to be withheld and has, within the time and in the manner required by Applicable Law, paid such withheld amounts to the proper Taxing Authorities.

(c) Full copies of all income and franchise and other material Tax Returns specifically requested in writing by Parent, as filed prior to the date hereof by or on behalf of the Company and its Subsidiaries for each reporting period ending on or after December 31, 2001, and any amendments thereto, have been made available to Parent and full copies of any such filing made subsequent to the date hereof and prior to the Closing will be made available to Parent.

(d) Neither the Company nor any of its Subsidiaries is currently a party to any pending examination, audit, action, administrative or judicial proceeding, proposed adjustment or assessed deficiency relating to Taxes nor, to the Knowledge of the Company, has any examination, audit, action, proceeding, proposed adjustment or assessed deficiency been threatened by any Governmental Authority (domestic or foreign) (including the Investment Center with respect to Company’s status as an “Approved Enterprise” under Israel’s Law for the Encouragement of Capital Investment, 1959). There are no matters relating to material Taxes under discussion between any Taxing Authority and the Company or any of its Subsidiaries.

(e) To the Knowledge of the Company, the Company qualifies as an Industrial Company according to the meaning of that term in the Law for the Encouragement of Industry (Taxes), 1969, and the Company believes that after any applicable Tax holiday, Section 47(A1) of the Law Encouragement of Capital Investment, 1959 (the “Investment Law”) applies to the Company, considering the level of foreign investment in the Company. The Company believes that its current level of foreign investment for purposes of the Investment Law is at least 80%.

(f) To the Knowledge of the Company, there has been no written indication from any Governmental Authority that the consummation of the Merger would adversely affect the ability of the Company to setoff for Israeli Tax purposes in the future any and all losses accumulated by it as of the Closing Date. Except for the OCS Approval and the Investment Center Approval, there are no consents or approvals of any Governmental Authority required prior to the consummation of the Merger in order to preserve the entitlement of the Surviving Company or its Subsidiaries to any Israeli Tax incentive, subsidy or benefit under Israeli Law.

(g) The Company and its Subsidiaries are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance.

(h) No written claim that could give rise to material Taxes has been made in a jurisdiction in which the Company or any of its Subsidiaries does not file Returns, that the Company or any of its Subsidiaries may be subject to taxation on that jurisdiction.

(i) Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any material Tax, which period for assessment or collection (after giving effect to such waiver or extension) has not yet expired.

(j) Neither the Company nor any of its Subsidiaries: (i) has ever been a member of an affiliated group filing a consolidated Tax Return, except for the affiliated group, the parent of which is the Company; (ii) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding (other than customary tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes); or (iii) is liable for the Taxes of any other Person under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, Israeli or other foreign law), as a transferee or successor, by contract or otherwise, except for liability created as a result of being a member of the affiliated group, the parent of which is the Company.

(k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(l) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including payments to Israeli National Insurance and withholding on amounts paid to or by any Person), together with any interest, penalty, linkage differentials (hefreshei hatzmada), addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign, including, for the avoidance of doubt, state or local), and any liability for any of the foregoing as transferee or successor, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments and attachments thereto. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

Section 4.17. Employee Benefit Plans; Labor Matters. (a) Section 4.17 of the Company Disclosure Schedule contains a correct and complete list identifying each written and unwritten Employee Plan of the Company. Copies of such Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof, and a written description of any such Employee Plan that is not set forth in a written document, have been made available to Parent. With respect to each such Employee Plan, the most recent annual report (including all attachments thereto), all discrimination tests for the past year, and all material correspondence to or from any Governmental Authority received in the past three years have been made available to Parent.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(d) Each Employee Plan of the Company that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, or is within the applicable remedial amendment period (as defined in Section 401(b) of the Code) for such Employee Plan and the Company is not aware of any reason why any such determination letter should be revoked or not be issued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan of the Company has been maintained in material compliance with its terms and with the requirements prescribed by any Applicable Law, applicable to such Employee Plan.

(e) The consummation by the Company of the transactions contemplated by this Agreement (alone or together with any other event) will not entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan of the Company. There is no Employee Plan covering any employee or former employee of the Company or any of its Subsidiaries who is or reasonably could be subject to United States taxes that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 280G of the Code.

(f) Except as set forth or adequately provided for in the Company Balance Sheet or not required to be set forth on the Company Balance Sheet under GAAP consistently applied, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Applicable Law.

(g) No material action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of the Company, threatened against or with respect to any Employee Plan of the Company or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Employee Plan). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to any Employee Plan of the Company.

(h) Neither the Company nor any of its Subsidiaries is a party to or (beyond the minimum benefits and working conditions required by Israeli law or pursuant to extension orders generally applicable to employees in similar companies in Israel, which extension orders are listed in Section 4.17(h) of the Company Disclosure Schedule) subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization, and (i) to the Knowledge of the Company, there are no organizational campaigns, petitions, or other labor union organization activities which would affect the Company or any of its Subsidiaries, (ii) there are no strikes, slowdowns, or work stoppages pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iii) the Company and the Subsidiaries are in material compliance with all laws relating to the employment of labor, including those related to wages, hours, and withholding of taxes, with such exceptions, in the case of each of clauses (i) and (iii) above, as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has effectuated (x) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (y) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign law).

(i) The Company has furnished to Parent a true and correct list of (i) all employees resident or working in Israel (“Israeli Employees”), and (ii) all of the Israeli Employees who are not subject to termination upon up to thirty (30) days prior written notice under the termination notice provisions included in employment agreements or applicable law. The Company’s obligations to provide statutory severance pay to the Israeli Employees pursuant to the Severance Pay Law, 1963 are fully funded or accrued on the Company’s financial statements and the Company has not invoked the provisions of Section 14 of the Severance Pay Law with respect to such statutory severance pay. To Company’s knowledge, there are no circumstances that could give rise to any valid claim by a current or former Israeli Employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that the Company is legally or contractually required either (i) to deduct from the Israeli Employees’ salaries or to transfer to the Israeli

Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) to withhold from the Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Ordinance and/or the National Insurance Law, or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment; and (iii) the Company is in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to the Israeli Employees, including but not limited to The Prior Notice to the Employee Law, 2002, The Notice to Employee (Terms of Employment) Law, 2002, The Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, and The Employment by Human Resource Contractors Law, 1996. The Company has not engaged any Israeli Employees whose employment would require special licenses or permits. There are no unwritten policies or customs that, by extension, could entitle Israeli Employees to benefits in addition to what they are entitled by law (including unwritten customs concerning the payment of statutory severance pay when it is not legally required). The Company has furnished to Parent a correct and complete summary of the Israeli Employees’ salaries and material compensation entitlements. The Company has furnished to Parent (a) copies of all material agreements with Israeli human resource contractors, or with Israeli consultants, sub-contractors or freelancers; and (b) copies of material manuals and material written policies relating to the employment of Israeli Employees.

Section 4.18. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have obtained all Governmental Authorizations relating to or required by Environmental Laws and affecting, or relating to, the business or assets of the Company or any of its Subsidiaries as currently conducted (“Environmental Permits”), (ii) all Environmental Permits are valid and in full force and effect, (iii) the Company and its Subsidiaries have not received notice of any pending or threatened Claim by any Governmental Authority or any other Person concerning potential liability of any of the Company and its Subsidiaries under Environmental Laws in connection with the ownership or operation of its business, and (iv) except in compliance with Environmental Laws, to the Knowledge of the Company, no Hazardous Substances are present on any real property currently owned, operated, occupied, controlled or leased by the Company and its Subsidiaries or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company and its Subsidiaries.

Section 4.19. Real Property and Absence of Liens. (a) The Company and its Subsidiaries do not own any real property and have never owned any real property. Section 4.19(a) of the Company Disclosure Schedule contains the true and correct street address of all real property leased by the Company or any of its Subsidiaries (the “Company Leased Real Property”).

(b) With such exceptions as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all leases for material Company Leased Real Property (the “Company Leases”) are in full force and effect and neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party to any Company Lease, is in material breach, violation or default under, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any of the terms or conditions of, any Company Lease. The Company has made available to Parent accurate and complete copies of each Company Lease.

(c) The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased assets, valid leasehold interests in, all of the material tangible assets used in their respective businesses, free and clear of any Liens, except Permitted Liens.

Section 4.20. Intellectual Property.

(a) To the Knowledge of the Company, as of the date hereof, the business and operations of the Company and its Subsidiaries as they are currently conducted do not infringe on the Intellectual Property rights of any Third Party under the laws of any jurisdiction, where such infringement, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There are no pending adversarial proceedings with respect to (i) any alleged infringement by the Company or its Subsidiaries of any Third Party Intellectual Property, (ii) any alleged unfair competition or trade practices by the Company or its Subsidiaries, or (iii) any challenge of any Company Owned IP by a Third Party. Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received within the three (3) year period prior to the date hereof any written notice from any Third Party alleging infringement of such Third Party’s Intellectual Property, alleging unfair competition or trade practices by the Company or its Subsidiaries or challenging any Company Owned IP.

(b) To the Knowledge of the Company, no Person (including, without limitation, any current or former employee or consultant of the Company or its Subsidiaries) is infringing, violating or misappropriating any of the Company Owned IP, or any Intellectual Property which is exclusively licensed to the Company or any of its Subsidiaries, in a manner resulting in the waiver or forfeiture of any material rights of the Company under such Company Owned IP or exclusively licensed Intellectual Property. There are no pending adversarial proceedings involving the Company with respect to any Company Owned IP or, to the Knowledge of the Company, any Intellectual Property which is exclusively licensed to the Company or any of its Subsidiaries, except that any pending applications are the subject of normal examination proceedings by the USPTO and/or corresponding foreign patent offices. Neither Company nor any Subsidiary has entered into any agreement granting any Third Party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company Owned IP or any Intellectual Property which is exclusively licensed to the Company or any of its Subsidiaries.

(c) Section 4.20(c) of the Company Disclosure Schedule contains a true and complete list of all agreements granting licenses or similar rights to the Company or its Subsidiaries under any Third Party Intellectual Property, where such licenses or similar rights are necessary for the business and operations of the Company and its Subsidiaries as they are currently conducted (excluding generally available licenses for commercial products such as computer software) (“Necessary IP Licenses”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not cause the breach, modification, cancellation, forfeiture, termination, or suspension of, or acceleration of any payments with respect to, any Necessary IP Licenses, except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(d) Section 4.20(d) of the Company Disclosure Schedule contains a true and complete list of all agreements to which Company or any of its Subsidiaries is a party and pursuant to which any Third Party is authorized to use, exercise or receive any benefit from Company Owned IP (excluding non-exclusive licenses granted to customers, distributors, and suppliers of the Company’s products in the ordinary course of business).

(e) Each item of Company Owned IP, including the Intellectual Property registrations and applications listed in Section 4.20(e) of the Company Disclosure Schedule and patent applications made available to Parent prior to the date hereof, (i) is owned by the Company or its Subsidiaries free and clear of any Liens (other than non-exclusive licenses granted in the ordinary course of business) and (ii) is not subject to any outstanding judicial order, decree, judgment or stipulation or agreement (except as listed in Section 4.20(e) of the Company Disclosure Schedule) materially restricting the licensing, assignment, transfer, use or conveyance thereof by Company or the applicable Subsidiary. None of the registrations and applications listed in Section 4.20(e) of the Company Disclosure Schedule has been adjudged invalid or enforceable, and there are no pending adversarial proceedings challenging the validity or enforceability of such registrations or applications, except that the pending applications included on such schedule are all the subject of normal examination proceedings by the USPTO and/or corresponding foreign patent offices.

(f) The policy of the Company and its Subsidiaries requires each employee of the Company and its Subsidiaries involved in the development of any Intellectual Property for the Company and its Subsidiaries to sign documents confirming, to the extent permitted by applicable law, that he or she assigns to the Company or the applicable Subsidiary all Intellectual Property made, written, developed or conceived by him or her during the course of his or her employment by the Company or the applicable Subsidiary and relating to the business of the Company or the applicable Subsidiary to the extent that ownership of any such Intellectual Property rights does not vest in the Company or the applicable Subsidiary by operation of law. To the Knowledge of the Company, all such assignment documents have been properly executed and recorded to the extent that failure to do so would result in the waiver or forfeiture of any material rights of the Company under such Intellectual Property rights. To the extent any Third Party has been retained to develop or create Intellectual Property for the Company or any of its Subsidiaries, the Company or such Subsidiary has obtained either (i) ownership of such Intellectual Property or (ii) a license thereto sufficient for the current conduct of its business.

(g) The Company and its Subsidiaries have taken reasonable steps to protect and preserve the proprietary nature of each item of Company Owned IP and to maintain in confidence trade secrets and confidential information comprising a part thereof, where such steps were considered appropriate and worthwhile in the reasonable business judgment of the Company and its Subsidiaries.

(h) The Company maintains a comprehensive electronic data protection and back-up systems to protect, maintain the integrity and prevent the loss of critical data, information, developments, inventions, source code or other proprietary or confidential information developed by the Company, in each of its research and development centers. In addition, the Company has provided to Parent a copy of a contingency plan for the operations of the Company in Israel in the event that the security situation in Israel would be adversely affected by hostilities or acts of terror or destruction.

(i) Except as set forth in Section 4.20(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person; none of the Company Owned IP is required to be licensed under any agreement with such organizations; and none of the Company Owned IP has been submitted to any licensing entity, standards body or representative thereof for a determination of essentiality to or inclusion in an industry standard, nor has any request been made therefor by a Third Party. To the Knowledge of the Company, the Company and its Subsidiaries are in material compliance with all rules and regulations of any organization identified in Section 4.20(i) of the Company Disclosure Schedule.

(j) Neither Company nor any Subsidiary is a party to any non-competition or other similar restrictive agreement or arrangement relating to any business or service anywhere in the world.

(k) No open source software forms part of any Company Owned IP which the Company, in its reasonable business judgment, regards as having a material proprietary value to the Company and no such Company Owned IP is a derivative work of any open source software.

Section 4.21. Material Contracts. (a) Except for this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by (any contract of the type described in this Section 4.21(a) being referred to herein as a “Company Material Contract”):

(i) any outbound lease, license, sale or other similar agreement providing for the sale, lease or license by the Company or any of its Subsidiaries of goods, services, Intellectual Property or other assets that is expected to result in either (A) annual payments to the Company or any of its Subsidiaries of $350,000 or more, or (B) aggregate payments to the Company or any of its Subsidiaries of $1,000,000 or more over the next five (5) years, except for any such contract between the Company and/or any of its Subsidiaries;

(ii) any inbound lease, license, purchase or other similar agreement for the purchase, lease or license by the Company or any of its Subsidiaries of goods, services, Intellectual Property or other assets that is expected to result in either (A) annual payments by the Company or any of its Subsidiaries of $350,000 or more, or (B) aggregate payments by the Company or any of its Subsidiaries of $1,000,000 or more over the next five (5) years, except for any such contract between the Company and/or any of its Subsidiaries;

(iii) any contract or agreement evidencing (A) outstanding indebtedness for borrowed money, or (B) an obligation of the Company or any of its Subsidiaries to guarantee, or otherwise indemnify or hold harmless any Person, in respect of indebtedness for borrowed money, in the case of each of clauses (A) and (B), in or for an amount of $350,000 or more, except for any such contract or agreement between the Company and/or any of its Subsidiaries;

(iv) any joint venture, partnership, strategic alliance, or similar agreement;

(v) any contract or agreement relating to the acquisition or disposition of any material business or any interest therein under which the Company or any of its Subsidiaries has any material outstanding rights or obligations;

(vi) any contract or agreement that limits, or purports to limit, in any material respect, the ability of the Company or any of its Subsidiaries to compete in a line of business or with any Person or in any geographic area or during any period of time;

(vii) any contract or agreement that, upon the consummation of the transactions contemplated by this Agreement, will result in any of Parent or any of its Subsidiaries or any of the Company or any of its Subsidiaries, granting any rights or licenses to any material Intellectual Property of any of Parent or any of its Subsidiaries or any of the Company or any of its Subsidiaries, to any Third Party; and

(viii) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than Item 601(b)(10)(iii)).

(b) (i) Each Company Material Contract is in full force and effect, (ii) no written or, to the Knowledge of the Company, other claim of default under or cancellation of any Company Material Contract has been received by the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries is, in any material respect, in breach or violation of, or default under, any Company Material Contract, and, to the Knowledge of the Company, no other party is, in any material respect, in breach or violation of, or default under, any Company Material Contract. As of the date hereof, the Company has heretofore delivered or made available to Parent true and complete copies of all Company Material Contracts.

Section 4.22. Insurance. The Company or one of its Subsidiaries maintains insurance coverage with reputable insurers in such amounts and covering such reasonably insurable risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). With respect to each insurance policy that is material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy.

Section 4.23. Antitakeover Laws. To the Knowledge of the Company, no “fair price,” “control share acquisition,” “moratorium” or other antitakeover laws, other than those with which this Agreement complies, apply or purport to apply to this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby. The Company does not have a shareholder rights plan or “poison pill.”

Section 4.24. Insider Interests. To the Knowledge of the Company, no officer or director of the Company or any of its Subsidiaries has any material interest in any material property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any of its Subsidiaries.

Section 4.25. Privacy and Data Security. The Company has provided true and correct copies of all current privacy policies adopted by the Company or its Subsidiaries in connection with their operations. Except as would not result in a material liability to the Company and its Subsidiaries, each of the Company and its Subsidiaries has (i) complied with all any Applicable Law related to the protection, privacy and security of sensitive personal information, including the Gramm-Leach-Bliley Act, the European Union Data Protection Directive, Israel’s Protection of Privacy Act, 1981 and any similar federal, state or foreign law and other laws regarding the disclosure of data, (ii) not violated its applicable privacy policies and (iii) taken commercially reasonable steps to protect and maintain the confidential nature of the personal information provided to any of the Company or its Subsidiaries in accordance with its applicable privacy policies.

Section 4.26. Grants, Incentives and Subsidies. Section 4.26 of the Company Disclosure Schedule provides a complete list, as of the date hereof, of all pending and outstanding grants, incentives, exemptions, tax reductions and subsidies (collectively, “Grants”) from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to Company, including, without limitation, grant of Approved Enterprise Status from the Investment Center and grants from OCS. The Company has made available to Parent, prior to the date hereof, correct copies of all documents evidencing Grants submitted by the Company and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted to the Company, and all material correspondence related thereto. Section 4.26 of the Company Disclosure Schedule lists, as of the date hereof (i) all material undertakings of Company given in connection with the Grants, (ii) the aggregate amount of each Grant, (iii) the aggregate outstanding obligations of the Company under each Grant with respect to royalties, (iv) the outstanding amounts to be paid by OCS to the Company, (v) the composition of such obligations or amount by the product or product family to which it relates, and (vi) with respect to Grants which are tax incentives, exemptions or reductions, if any, the rate of the reduced tax and the period of time for which the reduced tax rate is applicable. The

Company is in compliance, in all material respects, with the terms and conditions of all Grants and, except as disclosed in Section 4.26 of the Company Disclosure Schedule, has duly fulfilled, in all material respects, all the undertakings required thereby. The Company has not received written notice of the revocation or material modification of any of the Grants.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.13, except as expressly disclosed in the Parent SEC Documents filed prior to the date hereof (excluding for purposes of this exception any disclosure under any “Risk Factors” section of any such Parent SEC Document), Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and the articles of association of Merger Subsidiary, each as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors’ rights and to general principles of equity.

(b) At a meeting duly called and held, Merger Subsidiary’s Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Merger Subsidiary and Parent, (ii) determined that, considering the financial position of the Company and Merger Subsidiary, no reasonable concern exists that the Surviving

Company will be unable to fulfill the obligations of Merger Subsidiary to its creditors, (iii) approved and adopted this Agreement and the transactions contemplated hereby, and (iv) resolved to recommend the approval and adoption of this Agreement and the Merger by Parent.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) obtaining the Court Approval, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) the Foreign Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, the Israeli Securities Laws and any other applicable securities or takeover laws, and the rules and regulations of NASDAQ, (iv) obtaining the Investment Center Approval, (v) obtaining the OCS Approval, and (vi) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Sections 4.03 and 5.03, contravene, conflict with, or result in any violation or breach of any provision of any Applicable Law, or (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any material benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any Governmental Authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Capitalization. (a) The authorized capital stock of Parent consists of 100 million shares of common and 1 million shares of preferred stock. As of October 1, 2006, there were outstanding 71,572,083 shares of common stock and no shares of preferred stock and employee stock options to purchase an aggregate of 10,086,252 shares of Parent Stock (of which options to purchase an aggregate of 9,417,753 shares of Parent Stock were exercisable). There are no securities convertible into or exchangeable for capital stock of Parent and all options and other rights to acquire capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

(b) Except as set forth in this Section 5.05 and for changes since October 1, 2006 resulting from the exercise of stock options or the grant of stock based compensation to directors or employees, there are no outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock of, or other voting securities or ownership interests in, Parent, or (iii) options or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock of, or other voting securities or ownership interests in, or any securities convertible into or exchangeable for, capital stock of, or other voting securities or ownership interests in, Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the items listed in clauses (i), (ii) and (iii) above, except from former employees, directors and consultants in accordance with currently effective agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries.

(c) The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.06. SEC Filings. (a) Parent has made available to the Company, to the extent not available on the SEC’s EDGAR system, (i) Parent’s annual report on Form 10-K for its fiscal year ended October 2, 2005, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended January 1, 2006, April 2, 2006 and July 2, 2006, and (iii) all of its other reports, statements, schedules and registration statements filed with or furnished to the SEC by Parent since December 16, 2005 (the documents referred to in this Section 5.06(a), whether or not such documents are available on the SEC’s EDGAR system, collectively, the “Parent SEC Documents”).

(b) As of the date it was filed with, or furnished to, the SEC, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of the date it was filed with, or furnished to, the SEC, each Parent SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The principal executive officer and the principal financial officer of Parent have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the relevant Parent SEC Documents filed by Parent.

(e) Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the 1934 Act; such controls and procedures are effective to ensure that all material information concerning Parent and the Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents.

(f) Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.07. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable Accounting Rules, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes) and, fairly present (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 5.08. Disclosure Documents. (a) The information with respect to Parent and any of its Subsidiaries that Parent or any of its Representatives furnishes to the Company for use in the Company Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Company Proxy Statement or any amendment or supplement thereto is first published or mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement.

(b) To the extent applicable, any Registration Statement and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the 1933 Act. At the time any such Registration Statement or any amendment or supplement thereto is filed with the SEC, becomes effective and at the Effective Time, such Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.08(b) will not apply to statements or omissions in any Registration Statement or any amendment or supplement thereto based upon information furnished to Parent or Merger Subsidiary by the Company or any of its Representatives for use therein.

Section 5.09. Absence of Certain Changes. Since the Parent Balance Sheet Date, there has not been any event, occurrence or development which has had, individually or in the aggregate, a Parent Material Adverse Effect. Since the Parent Balance Sheet Date and through the date hereof, there has not been:

(a) (i) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the share capital of Parent or any of its Subsidiaries, except any dividend declared or paid or advance made by a Subsidiary to its parent or Parent (or if such Subsidiary is not wholly owned, to its other holders of capital stock or ownership interests, on a pro rata basis), or (ii) any redemption, repurchase or other acquisition by Parent or any of its Subsidiaries of any share capital or other securities of, Parent or any of its Subsidiaries, except (x) by a Subsidiary from its parent or Parent (or if such Subsidiary is not wholly owned, from its other holders of capital stock or ownership interests, on a pro rata basis), or (y) from former employees, directors and consultants in accordance with currently effective agreements providing for the repurchase of shares in connection with any termination of service to Parent or any of its Subsidiaries; or

(b) any change in any method of accounting or accounting practices by Parent or any of its Subsidiaries, except for any such change which is not material or which is required by Applicable Law or GAAP.

Section 5.10. No Undisclosed Liabilities. There are no liabilities of Parent or any of its Subsidiaries, whether accrued, absolute, fixed or contingent, other than those:

(a) set forth or adequately provided for in the consolidated balance sheet of Parent and its Subsidiaries as of July 2, 2006 filed on Form 10-Q with the SEC on August 11, 2006 or disclosed in the financial statements included in the Parent SEC Documents;

(b) not required to be set forth in the consolidated balance sheet of Parent and its Subsidiaries under GAAP consistently applied;

(c) incurred since July 2, 2006 in the ordinary course of business consistent with past practice;

(d) incurred under this Agreement or in connection with the transactions contemplated hereby; or

(e) which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11. Compliance with Laws. The businesses of Parent and its Subsidiaries have not been conducted in violation of any Governmental Authorization or any Applicable Law, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12. Litigation. There is no material Claim pending or, to the knowledge of Parent, threatened in writing, against Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, by or before any Governmental Authority. Neither Parent nor any of its Subsidiaries is subject to any continuing order, judgment, injunction or decree of any Governmental Authority.

Section 5.13. Share Ownership. Neither Parent, Merger Subsidiary nor any Person referred to in Section 320(c) of the Companies Law with respect to Parent owns any Company Ordinary Shares.

Section 5.14. Finders’ Fees. Except for Thomas Weisel Partners LLC and Needham & Company, LLC, each of whose fees and expenses will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates who might be entitled to any fee or commission from any Person in connection with the transactions contemplated by this Agreement.

Section 5.15. Financing. Parent has, and throughout the period between the date hereof and the Effective Time will at all times maintain, sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to pay the aggregate Merger Consideration, all other amounts payable pursuant to Article 2 of the Agreement.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except as (i) is expressly contemplated by this Agreement, (ii) may be required by Applicable Law, (iii) may be agreed in advance in writing with Parent (which consent may not be unreasonably delayed), or (iv) set forth in Section 6.01 of the Company Disclosure Schedule, from the date hereof until the Effective Time, each of the Company and its Subsidiaries shall conduct its business in the ordinary course and, to the extent consistent therewith, shall use commercially reasonable efforts to preserve intact its business organizations and relationships with customers, suppliers, distributors, creditors, lessors, unions, employees and business associates in all material respects; provided that, no action of the Company or any of its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Without limiting the generality of the foregoing, subject to the exceptions set forth in clauses (i) through (iv) above, from the date hereof until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend its Memorandum of Association or Articles of Association or comparable organizational documents;

(b) (i) (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of the share capital of the Company, except that a wholly owned Subsidiary may declare and pay a dividend or make advances to the Company, or (B) redeem, repurchase or otherwise acquire any of its share capital or other securities, except (x) by a wholly owned Subsidiary from the Company, or (y) from former employees, directors and consultants in accordance with currently effective agreements providing for the repurchase of shares in connection with any termination of service to the Company or any of its Subsidiaries, in accordance with the Companies Law, (ii) except for transactions among the Company and/or its Subsidiaries, issue, sell, pledge, dispose of or encumber any share capital, or securities convertible into or exchangeable for any share capital, other than Company Ordinary Shares issued upon the exercise of Company Options outstanding on the date hereof or granted in accordance with the Company Option Plans in the ordinary course of business, or (iii) split, combine or reclassify any of its share capital;

(c) merge or consolidate with, or acquire all or substantially all of the assets of any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

(d) sell, lease, license or otherwise dispose of any material assets or property, except (i) pursuant to any Company Material Contract (that has been made available to Parent prior to the date hereof), or (ii) the sale of inventory in the ordinary course of business consistent with past practice;

(e) (i) incur, assume, guarantee or modify any indebtedness for borrowed money, or (ii) create, incur or suffer to exist any Lien upon any of its assets or properties (other than Permitted Liens), except (x) in the ordinary course of business consistent with past practice, (y) pursuant to any Company Material Contract (that has been made available to Parent prior to the date hereof), or (z) in respect of indebtedness existing solely between the Company and/or any of its Subsidiaries;

(f) transfer or license to any Third Party or otherwise extend, amend or modify any rights to any Company Owned IP, other than non-exclusive licenses to the extent such licenses are an integral part of the sale of inventory in the ordinary course of business or pursuant to any Company Material Contract (that has been made available to Parent prior to the date hereof);

(g) except as required to comply with the provisions of any Employee Plan of the Company (that has been made available to Parent prior to the date hereof), (i) increase the amount of compensation, bonus or other benefits payable to any director, officer or employee of the Company or its Subsidiaries, other than in the ordinary course of business consistent with past practice with respect to employees that do not hold a Vice President or more senior position at the Company or any Subsidiary (including, for this purpose, the Company’s annual salary, bonus and equity compensation review process) or as required to comply with the provisions of any Employee Plan of the Company (that has been disclosed on Section 4.17 of the Company Disclosure Schedule and made available to Parent prior to the date hereof), (ii) grant any severance or termination pay or benefits (or increase the amount of such pay or benefits, or extend the notice periods for termination) to any director, officer or employee of the Company or any of its Subsidiaries, other than as required to comply with the provisions of any Employee Plan of the Company (that has been disclosed on Section 4.17 of the Company Disclosure Schedule and made available to Parent prior to the date hereof), (iii) enter into any new employment agreement (or amend any such existing agreement) (x) with any executive officer, or (y) with any other employee, other than in the ordinary course of business consistent with past practice, (iv) enter into or amend in any material respect any collective bargaining agreement or other contract or understanding with any labor union or organization, or (v) make any loan or advance to any director, officer or employee of the Company or any of its Subsidiaries, except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries;

(h) change any method of accounting or accounting practices, except for any such change which is not material or which is required by GAAP;

(i) make or change any material Tax election, annual tax accounting period or method of tax accounting, file any amended Tax Returns with respect to a material amount of Taxes, make any claim for refunds of a material amount of Taxes, or settle or compromise any material Tax claim, audit or assessment, in each case, other than in the ordinary course of business consistent with past practice, or make any application for, negotiate or receive a Tax ruling or arrangement (other than routine correspondence with the Taxing Authorities) with the National Office of the Israeli Taxing Authority, or make any application for, negotiate or receive a material Tax ruling or material arrangement (other than routine correspondence with the Taxing Authorities) with any local office of the Israeli Taxing Authority, whether or not in connection with the Merger or Arrangement, on the Company’s own behalf or on behalf of any of its shareholders in connection with the Merger or Arrangement, in each case, except as explicitly contemplated in this Agreement; or

(j) agree or commit to do any of the foregoing.

Section 6.02. Court Approval; Company Meetings. (a) As promptly as practicable after the date hereof and in accordance with Sections 350 and 351 of the Companies Law, the Company shall submit to the district court of Tel Aviv–Jaffa (the “Israeli Court”) a first motion to convene, in accordance with the applicable provisions of the Companies Law and the Articles of Association of the Company, and as shall be ordered by the Israeli Court, a meeting of the shareholders of the Company (the “Company Shareholder Meeting”) and (if applicable) a meeting of the Company’s creditors (the “Company Creditor Meeting”) for the approval by the affirmative vote of a majority in number representing at least 75% of the votes cast (not including abstainees) in each of the Company Shareholder Meeting, and (if applicable) the Company Creditor Meeting (together (if applicable), the “Section 350 Vote”) of the terms and conditions of an arrangement between the Company and its shareholders and/or (if applicable) creditors in accordance with the terms of this Agreement (the “Merger Proposal”). In such motion the Company will inform the Israeli Court that upon the approval of the Merger Proposal by the Section 350 Vote, and subsequently by the Israeli Court, such court approval would be relied upon by Parent for the purpose of qualifying the issuance of Parent Common Stock pursuant to Article 2 for the exemption from the registration requirements of the 1933 Act under Section 3(a)(10) thereof. Subject to Section 6.03(b), the Board of Directors of the Company shall make and not withdraw or modify in a manner adverse to Parent, the Board Recommendation.

(b) In connection with the Company Shareholder Meeting and (if applicable) the Company Creditor Meeting, the Company shall (i) mail to each of its shareholders and (if applicable) creditors a notice of the respective meetings, the order of the court to convene such meetings, the application for the approval of the proposed Merger Proposal submitted to the court, a power of attorney to attend such meetings in accordance with the Companies Law and a proxy card for the vote (the “Company Proxy Statement”), (ii) subject to Section 6.03(b), use all commercially reasonable efforts to obtain the Section 350 Vote, and (iii) otherwise comply with the legal requirements applicable to such meeting.

(c) Following the approval of the Merger Proposal by the shareholders and (if applicable) the creditors of the Company as set forth above, the Company will submit to the Israeli Court a second motion (i) to approve the arrangement and the Merger Proposal and order the parties to take all actions to be taken in accordance with the Merger Proposal; and (ii) to hold a hearing regardless of whether or not any objections to the Merger Proposal are raised (such approval of the arrangement and the Merger Proposal by the Israeli Court when obtained, the “Court Approval”).

Section 6.03. No Solicitation; Other Offers. (a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to Section 6.03(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or knowingly permit any of its Representatives to, (i) solicit, initiate or knowingly encourage, directly or indirectly, the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any nonpublic information or data with respect to, or take any other action to knowingly facilitate the making of, any Acquisition Proposal, (iii) fail to make, or withdraw or modify in a manner adverse to Parent, the Board Recommendation (or recommend an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) (it being understood, however, that for all purposes of this Agreement, the fact that the Company or any of its Subsidiaries or Representatives has taken any of the actions described in clause (ii) above as permitted by this Agreement shall not be deemed in and of itself a withdrawal or modification of the Board Recommendation or a recommendation of any Acquisition Proposal), or (iv) enter into any agreement with respect to any Acquisition Transaction, except for a confidentiality agreement as contemplated by Section 6.03(b)(ii). The Company shall, and shall cause its Subsidiaries and the Representatives of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through any Representatives of the Company, may (i) engage in negotiations or discussions with any Third Party that has made a bona fide Acquisition Proposal, which has not been solicited, initiated or knowingly encouraged by the Company, its Subsidiaries or any of their respective Representatives that the Board of Directors (or any Special Committee of the Board of Directors) has determined, in its good faith judgment after receiving the advice of the Company’s outside legal counsel and a financial advisor of internationally recognized reputation, is or would reasonably be likely to result in a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms and conditions in all material respects no less favorable to the Company than those contained in the Confidentiality Agreement, (iii) following receipt of any such Acquisition Proposal that is so determined to be a Superior Proposal, make an Adverse Recommendation Change and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but (x) in each case referred to in the foregoing clauses (i) through (iii), only if the Board of Directors of the Company (or a Special Committee) determines in good faith, after considering advice from the Company’s outside legal counsel, that the failure to take such action would reasonably be likely to constitute a breach of the directors’ fiduciary duties under Applicable Law, and (y) in the case referred to in clause (iii), only if the Company shall have complied with the requirements set forth in the second proviso to Section 10.01(d)(i). Nothing contained herein shall prevent the Board of Directors of the Company (or a Special Committee) from complying with Rule 14d-9 and Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.03.

(c) The Company shall notify Parent promptly (and in any event no later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request by any Third Party for any nonpublic information in connection with, or which the Company reasonably concludes could lead to, any Acquisition Proposal, indicating, in connection with such notice, the name of such Person and the material terms and conditions of such Acquisition Proposal or request. The Company shall keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal or request.

Section 6.04. Affiliates. Prior to the date of the Company Shareholder Meeting, the Company shall deliver to Parent a letter identifying all known Persons who, in the opinion of the Company, as of the time of the Company Shareholder Meeting, may be deemed affiliates of the Company under Rule 145 of the 1933 Act and who did not sign an Affiliate Agreement concurrently with the execution of this Agreement (an “Unsigned Company Rule 145 Affiliate”). The Company shall use commercially reasonable efforts to obtain a signed Affiliate Agreement from each Unsigned Company Rule 145 Affiliate as soon as practicable and, in any event prior to the Closing Date.

Section 6.05. Termination of 401(k) Plan. The Company will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate any Employee Plan of the Company that is a 401(k) Plan, effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing). Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of any such 401(k) Plan; (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination. A “401(k) Plan” means any plan sponsored and maintained by the Company or any ERISA Affiliate that is intended to be qualified under Section 401(a) of the Code which includes a cash or deferred arrangement intended to be qualified under Section 401(k) of the Code. The Company shall provide Parent with a copy of resolutions duly adopted by the board of directors of the Company (or applicable ERISA Affiliate) terminating any such 401(k) Plan.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. Except as (i) is expressly contemplated by this Agreement, (ii) may be required by Applicable Law, or (iii) may be agreed in advance in writing with the Company (which consent shall not be unreasonably delayed), from the date hereof until the Effective Time:

(a) Parent shall not amend its certificate of incorporation or by-laws or comparable organizational documents to the extent any such amendment would adversely affect the rights of the Parent Common Stock;

(b) Parent shall not (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of the share capital of the Company, or (ii) redeem, repurchase or otherwise acquire any shares of Parent Common Stock at a premium to the then-existing market price of such Parent Common Stock;

(c) Parent shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with, or acquire a substantial portion of the assets of, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each case, that would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any Governmental Authorizations necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, or (ii) significantly increase the risk of any Governmental Authority entering an order or other Applicable Law prohibiting the consummation of the transactions contemplated by this Agreement;

(d) Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would be reasonably likely to result in a breach of Section 5.15; and

(e) Parent shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Section 7.02. Obligations of Merger Subsidiary. Parent shall cause Merger Subsidiary to perform all of its obligations under this Agreement, including the consummation of the Merger, in accordance with the terms and conditions set forth herein.

Section 7.03. Voting of Shares. At the Company Shareholder Meeting, Parent and Merger Subsidiary shall cause any Company Ordinary Shares then owned by them and their Subsidiaries to be voted in favor of the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement. In the event that Parent, or any Person referred to in Section 320(c) of the Companies Law in connection with Parent, shall cast any votes in respect of this Agreement, the Merger or the other transactions contemplated by this Agreement, Parent shall, prior to such vote, disclose to the Company the respective interests of Parent or such Person in such shares so voted.

Section 7.04. Agreement to Defend and Indemnify. Parent shall, and shall cause the Surviving Company to, and the Surviving Company hereby agrees to, do the following:

(a) For six years after the Effective Time, Parent and the Surviving Company shall (i) indemnify and hold harmless to the fullest extent permitted under Applicable Law the present and former directors and officers of the Company or any of its Subsidiaries (each, an “Indemnified Person”) against any costs or expenses (including reasonable fees and expenses of counsel), judgments, fines, losses, damages, liabilities and amounts paid in settlement incurred in connection with any acts or omissions by any such Indemnified Person in their capacity as an officer or director of the Company or any of its Subsidiaries occurring at or prior to the Effective Time (collectively, “Indemnified Claims”) and (ii) advance reasonable expenses as incurred to the fullest extent permitted by Applicable Law in connection with any Indemnified Claims, in the case of each of clauses (i) and (ii) above to the same extent such Indemnified Persons are entitled to be indemnified, held harmless or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to Applicable Law, the Company Charter Documents and indemnification agreements of the Company and its Subsidiaries, if any, in existence on the date hereof with any Indemnified Persons disclosed on Section 7.04 of the Company Disclosure Schedule. In the event any Indemnified Claims are asserted or made within such six year period, all rights to indemnification in respect of each such claim shall continue until final disposition of any and all such claims.

(b) For six years after the Effective Time, Parent shall provide directors’ and officers’ liability insurance with an insurer with a Standard & Poor’s rating of at least A (or an equivalent rating from AM Best), or Parent shall purchase from an insurer with a Standard & Poor’s rating of at least A (or an equivalent rating from AM Best), a “tail policy”, in each case, in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof (which policy has been provided by the Company to Parent) (with carriers at least substantially comparable in claims paying rating to the Company’s existing carriers); provided that, in satisfying its obligation under this Section 7.04(b), Parent shall not be obligated to pay an aggregate annual premium in excess of an amount equal to 250% of the amount per annum the Company paid in its last full fiscal year (the “Maximum Annual Premium”); provided, further, that, if the aggregate annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(c) If Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Company, as the case may be, that are set forth under this Section 7.04 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.04. Parent shall be responsible for any breach by the Surviving Company of the provisions of this Section 7.04.

(d) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights to indemnification and exculpation that such Person may have under any Applicable Law. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and their respective successors, assigns, heirs or personal representatives, and such persons shall be entitled to reimbursement by the Surviving Company or Parent of fees and expenses (including reasonable attorneys’ fees) incurred to enforce successfully the terms of this Section 7.04.

Section 7.05. Employee Matters. For purposes of vesting, eligibility to participate and level of benefits under the Employee Plans providing benefits to participants in the Employee Plans of the Company (including all eligible dependents) who continue as employees of Parent, the Company or any other Subsidiary of Parent after the Effective Time (the “Company Participants”), each Company Participant shall, to the extent permitted by Applicable Law, receive credit for his or her years of service with the Company (and its Subsidiaries and predecessors) prior to the Effective Time, to the same extent as such Company Participant was entitled, prior to the Effective Time, to credit for such service under any similar Employee Plan in which such Company Participant participated or was eligible to participate immediately prior to the Effective Time; provided that, that such credit shall not result in duplication of benefits and such credit shall not apply with respect to any “years of service” or similar calculations for benefits to be paid under defined benefit pension plans. In addition, and without limiting the generality of the foregoing, for purposes of each Employee Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Participant after the Effective Time, Parent shall cause any and all pre-existing condition exclusions, actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements of such Employee Plan to be waived with respect to such Company Participant, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such Company Participant participated immediately prior to the Effective Time, and Parent shall provide such Company Participant with credit for any co-payments, deductibles, and offsets (or similar payments) made during the portion of the plan year that includes the Effective Time for purposes of satisfying any applicable deductible, coinsurance, out-of-pocket or similar requirements under any Employee Plans in which they are eligible to participate after the Effective Time. Nothing in this Section 7.05 (a) will be or be deemed to be an amendment of any Employee Plan of the Company or (b) will require Parent to continue the service relationship (whether as an employee, director, consultant, or otherwise) of any individual.

Section 7.06. Registration Statement. If, prior to the Closing, Parent receives notice or communication of any Claim by the SEC with respect to the issuance of Parent securities pursuant to the terms hereof without registration under the 1933 Act by virtue of Section 3(a)(10) thereof, Parent shall promptly prepare and file with the SEC under the 1933 Act a registration statement on Form S-4 (the “Registration Statement”) and shall use all reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent securities pursuant to the terms hereof.

Section 7.07. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

Section 7.08. Section 16 Matters. Prior to the Effective Time, Parent shall take all required actions to cause any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article 2 by each individual who may become subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use, and cause their respective Subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Person.

(b) In furtherance and not in limitation of the foregoing:

(i) As soon as reasonably practicable after the date hereof, each of Parent and the Company shall use their respective reasonable best efforts to obtain the Investment Center Approval and the OCS Approval. In this connection, Parent shall provide to the Investment Center and to the OCS any information and shall execute the standard form of undertakings required by the OCS as a condition to the OCS Approval.

(ii) Each of Parent and the Company shall (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days after the date hereof,

(B) make any appropriate filings pursuant to the Foreign Antitrust Laws which the parties reasonably agree are necessary or advisable to consummate the Merger, (C) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by any relevant Governmental Authority, and (D) take all other actions necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act and Foreign Antitrust Laws as expeditiously as practicable.

(iii) If any Claim is instituted (or threatened to be instituted) by or before any Governmental Authority challenging any transaction contemplated by this Agreement, or if any Applicable Law is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of Parent and the Company will cooperate in all respects with each other to (A) contest any such Claim, (B) have vacated, lifted, reversed or overturned any judgment, injunction, stay or other order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts consummation of the transactions contemplated hereby, and (C) have any such Applicable Law repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated hereby.

(iv) Parent will, if reasonably necessary to obtain the consent, authorization, order, approval or exemption of any Governmental Authority whose consent, authorization, order, approval or exemption is required in order to satisfy the closing conditions set forth in Section 9.01(c), license, sell, hold separate or otherwise dispose of assets of Parent or its Subsidiaries (or of the Surviving Company and its Subsidiaries) or conduct its business in a specified manner (or agree to do any of the foregoing or permit any of the foregoing), and the Company will cooperate with Parent in this regard; provided that, nothing in this Agreement will be deemed to require the parties to this Agreement to agree to or effect any divestiture or take any other action (A) that is not conditioned upon the consummation of the Merger, or (B) if doing so, after giving effect to any reasonably expected net after-tax proceeds of any divestiture or sale, would reasonably be expected to (1) have a Company Material Adverse Effect or a Parent Material Adverse Effect, or (2) diminish materially the benefits expected to be received by Parent from the Merger as of the date hereof.

(c) Parent and the Company shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required. Each of Parent or the Company shall use reasonable best efforts to take or obtain any actions, consents, approvals or waivers that are required to be taken or obtained from parties to their respective contracts in connection with the consummation of the transactions contemplated by this Agreement. Subject to Applicable Law and the terms of any relevant agreements with Third Parties relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will promptly consult the other, with respect to any filing made with, or written materials submitted to, any Third Party or any Governmental Authority in connection with the transactions contemplated by this Agreement. Parent and the Company shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications sent to or received by Parent or the Company and its Subsidiaries, as the case may be, from any Third Party or any Governmental Authority with respect to the transactions contemplated hereby. Each party hereto shall afford the other party (or parties) with advance notice of, and a meaningful opportunity to participate in, any such communications to or from any Governmental Authority, including, without limitation, a right to attend, with advisors present, any meetings (telephonic or in person) with such Governmental Authority.

Section 8.02. Israeli Approvals. In furtherance and not in limitation of Section 8.01:

(a) As soon as reasonably practicable after the date hereof, each of Parent and the Company shall use their respective reasonable best efforts to obtain the Investment Center Approval and the OCS Approval. In this connection, Parent shall provide to the Investment Center and to the OCS any information and shall execute any undertakings customarily requested by such authorities as a condition to the Investment Center Approval and the OCS Approval.

(b) Each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of all documents filed with respect to the Court Approval. In addition, each of the Company and Parent shall at all times comply with all the procedures detailed in the Companies Law and shall make all necessary actions in order to minimize the term of such procedures.

Section 8.03. Tax Matters. (a) As soon as reasonably practicable after the date hereof, the Company and Parent shall cause their respective Israeli counsel and accountants to prepare and file with the Israeli Income Tax Commissioner applications for two rulings:

(i) (A) one ruling that confirms that treatment of Company Ordinary Shares and Company Options under Section 2.04(a)(i) or Section

2.04(b), in respect of Company Ordinary Shares and Company Options held in trust at the Effective Time under a “Section 102 Plan” will not result in an immediate taxable event for the person entitled to such Company Ordinary Shares or Company Options and will not affect the length of the holding period required with respect to such Company Ordinary Shares or Company Options, which ruling may be subject to such terms regularly associated with such rulings, and (B) in the event the ruling described in clause (A) above does not apply to all Company Ordinary Shares and Company Options held in trust under a “Section 102 Plan”, an additional ruling that confirms that treatment of Company Ordinary Shares and Company Options under Section 2.04(a)(ii) or Section 2.04(b), in respect of Company Ordinary Shares and Company Options held in trust at the Effective Time under a “Section 102 Plan” will not result in an immediate taxable event for the person entitled to such Company Ordinary Shares or Company Options and will not affect the length of the holding period required with respect to such Company Ordinary Shares or Company Options, which ruling may be subject to such terms regularly associated with such rulings (the rulings referred to in clauses (A) and (B) above, the “Israeli Option Tax Rulings”); and

(ii) a second ruling (the “Israeli Withholding Tax Ruling”) that either (i) exempts Parent, the Exchange Agent and the Surviving Company from any obligation to withhold Israeli Tax at source from any consideration payable or otherwise deliverable pursuant to this Agreement as part of the Merger Consideration or in respect of Company Options pursuant to Section 2.04, or clarifying that no such obligation exists, or (ii) clearly instructs Parent, the Exchange Agent or the Surviving Company how such withholding at source is to be executed, and in particular, with respect to the classes or categories of holders or former holders of Company Ordinary Shares or Company Options from which Tax is to be withheld (if any), the rate or rates of withholding to be applied.

(b) The Company and Parent agree that Parent and its Affiliates will treat the Merger as a taxable purchase of stock of the Company for all Tax purposes.

Section 8.04. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call without the other party’s consent.

Section 8.05. Notices of Certain Events. The Company and Parent shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Claim commenced or threatened in writing against, relating to or involving or otherwise affecting the Company or Parent or any of their respective Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement; and

(d) the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article 9;

provided, however, that, the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06. Access To Information. From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, upon reasonable notice, the Company shall (i) give Parent and its Representatives reasonable access during normal business hours to the offices, properties, books and records of such party and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request, and (iii) instruct the Representatives of the Company and its Subsidiaries to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries; provided that, (x) no investigation or request pursuant to this Section 8.06 or otherwise as undertaken in connection with the transactions contemplated hereunder, shall affect or be deemed to modify any representation or warranty made by the Company under this Agreement, and (y) nothing herein shall require the Company, any of its Subsidiaries or any of their respective Representatives to disclose any information that would cause a loss of attorney-client, work product or any other legal privilege (it being understood that the parties shall use reasonable best efforts to cause such information to be provided in a manner that does not result in such loss, which reasonable best efforts shall include entering into one or more joint defense or community of interest agreements on customary terms if counsels to the parties reasonably conclude that such agreements are likely to preserve the privilege), or would constitute a violation of any Applicable Law. Any investigation pursuant to this Section 8.06 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the

Company and its Subsidiaries. Any information that is obtained pursuant to this Section 8.06 or any other provision of this Agreement shall be subject to the terms of the Confidentiality Agreement dated May 17, 2006, between Parent and the Company (the “Confidentiality Agreement”), and each party hereto will comply with the terms of the Confidentiality Agreement, whether or not a party thereto.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Court Approval shall have been obtained and a certified copy thereof shall have been filed with the Companies Registrar;

(b) (i) no Applicable Law of any jurisdiction in which either Parent or the Company has material business or operations, shall prohibit or enjoin the consummation of the Merger, and (ii) there shall not have been instituted or pending any action or proceeding by any Governmental Authority challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or seeking to obtain material damages with respect to the Merger;

(c) (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated, and (ii) all approvals, consents, actions, notices and filings that are required to have been obtained, taken or made under Foreign Antitrust Laws to consummate the Merger shall have been obtained, taken or made;

(d) the Investment Center Approval and the OCS Approval shall have been obtained;

(e) if Section 7.06 applies, the Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(f) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Sections 4.05 and 4.10(a)) (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Company Material Adverse Effect or any similar standard or qualification), shall be true and correct at and as of the date hereof and the Effective Time, as if made at and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect as of the Effective Time, (ii) the representations and warranties set forth in Section 4.05 shall be true and correct in all respects at and as of the date hereof and the Effective Time, as if made at and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), provided that the condition set forth in this clause (ii) shall be deemed satisfied if the actual number of Company Ordinary Shares or other securities outstanding or issuable under Company Options outstanding as of the date hereof is greater or less than the number represented in Section 4.05 by no more than 1%, and (iii) the representation and warranty set forth in Section 4.10(a) shall be true and correct in all respects at and as of the date hereof and the Effective Time, as if made at and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date); and

(c) Parent shall have received a certificate signed by an authorized officer of the of the Company to the foregoing effect.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement (other than the representations and warranties set forth in Section 5.05) (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Parent Material Adverse Effect or any similar standard or qualification), shall be true and correct at and as of the date hereof and the Effective Time, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect as of the Effective Time, and (ii) the representations and warranties set forth in Section 5.05 shall be true and correct in all respects at and as of the date hereof and the Effective Time, as if made at and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), provided that the condition set forth in this clause (ii) shall be deemed satisfied if the actual number of shares of Parent Common Stock or other securities outstanding or issuable under options to purchase Parent Common Stock outstanding as of the date hereof is greater or less than the number represented in Section 5.05 by no more than 1%; and

(c) the Company shall have received a certificate signed by an authorized officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before 5:00 p.m. (Israel time) on August 31, 2007 (the “Termination Date”); provided that, the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the Termination Date;

(ii) there shall be any Applicable Law which is final and nonappealable that would cause the condition in Section 9.01(b) not to be satisfied; or

(iii) the required approval of the shareholders or (if applicable) creditors of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the Section 350 Vote at the respective meetings;

(c) by Parent, if:

(i) (A) an Adverse Recommendation Change shall have occurred, or (B) the Company shall have entered into a binding definitive agreement with respect to a Superior Proposal;

(ii) the Company shall have knowingly and materially breached any of its obligations under Section 6.02 or 6.03; or

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02 not to be satisfied if continuing on the Closing Date, and either (A) the Company is not using its reasonable best efforts promptly to cure such breach or failure after notice thereof, or (B) such condition is reasonably incapable of being satisfied by the Termination Date; or

(d) by the Company, if:

(i) the Board of Directors of the Company (or a Special Committee) shall have authorized the Company to enter into a binding definitive agreement with respect to a Superior Proposal with respect to which the Board of Directors of the Company is entitled to make an Adverse Recommendation Change pursuant to Section 6.03(b)(iii); provided that, prior to any such termination, the Company shall have paid to Parent any amounts due pursuant to Section 11.04(b); and provided, further, that, (x) the Company shall have given Parent written notice, at least 48 hours (or such minimally longer period necessary to include at least one full Business Day (for purposes of this Section 11.01(d)(i), omitting the reference to “or in the State of Israel” from the definition thereof) prior to such termination, of its intention to terminate this Agreement and to enter into a binding definitive agreement with respect to a Superior Proposal (which notice shall have attached a copy of such proposed definitive agreement which shall be in final form in all material respects), and (y) Parent does not make, within the notice period described in clause (x) above, a revised proposal that the Board of Directors of the Company (or a Special Committee) determines in good faith (after consultation with its financial advisor and its outside legal counsel) would, if consummated, result in a transaction at least as favorable to the Company’s shareholders as such Superior Proposal; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03 not to be satisfied if continuing on the Closing Date, and either (A) Parent is not using its reasonable best efforts promptly to cure such breach or failure after notice thereof, or (B) such condition is reasonably incapable of being satisfied by the Termination Date.

The party hereto desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party (or parties).

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder or Representative of such party) to any other party hereto; provided that, (x) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach by such party of this Agreement, and (y) the provisions of this Section 10.02 and Section 11.02, 11.04, 11.06, 11.07, 11.08, 11.11 and 11.12 and the Confidentiality Agreement (subject to the terms hereof) shall survive any termination of this Agreement pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Microsemi Corporation

2381 Morse Avenue

Irvine, CA 92614

Attention: Steve Litchfield

Facsimile No.: +1-949-756-0308

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attention: Warren Lazarow/Steve L. Camahort

Facsimile No.: +1-650-473-2601

and

Yigal Arnon & Co.

22 Rivlin Street

Jerusalem 94263 Israel

Attn: Barry Levenfeld, Adv.

Facsimile No.: +972-2-623-9236

if to the Company, to:

PowerDsine Ltd.

1 Hanagar Street

Neve Ne’eman Industrial Zone

Israel 45421

Attention: Igal Rotem

Facsimile No.: +972-9-775-5111

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park CA 94025

Attention: Alan F. Denenberg

Facsimile No.: +1-650-752-2111

and

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

1 Azrieli Center

Tel Aviv 67021 Israel

Attention: Amir Halevy, Adv.

Facsimile No.: +972-3-607-4470

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date delivered personally or by internationally recognized overnight courier (providing proof of delivery) or sent via telecopy (receipt confirmed) if prior to 5:00 p.m. on a Business Day of the recipient. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that, this Section 11.02 shall not limit any covenant or agreement of any party hereto that by its terms expressly contemplates performance after the Effective Time or the survival of this Article 11 after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Whether or not the Merger is consummated, Parent and the Company shall share equally all filing fees paid under the HSR Act or Foreign Antitrust Laws.

(b) If a Payment Event occurs, the Company shall pay to Parent a fee equal to $8,600,000 (the “Termination Fee”). For purposes of this Agreement, “Payment Event” means the termination of this Agreement pursuant to (i)(A) Sections 10.01(c)(i) or 10.01(c)(ii) or (B) Section 10.01(d)(i), or (ii) Sections 10.01(b)(i) or 10.01(b)(iii) but, in the case of this Section 11.04(b)(ii), only if (A) prior to the Company Shareholder Meeting, or the Termination Date, as the case may be, an Acquisition Proposal shall have been made, and (B) within 12 months following the date of such termination, either an Acquisition Transaction is consummated or the Company enters into a binding definitive agreement providing for an Acquisition Transaction (and such Acquisition Transaction is subsequently consummated). For purposes of the definition of Payment Event, the term “Acquisition Transaction” shall have the meaning ascribed to such term in Section 1.01, except that references to “15%” therein shall be deemed to read “50%.” The Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds (x) prior to or concurrently with the Payment Event in the case of the Payment Events described in clauses (i)(B) and (ii) of the definition of Payment Event and (y) within two Business Days following any other Payment Event. The parties hereto agree that in no event shall the Company be required to pay the amount referred to in this Section 11.04(b) on more than one occasion.

(c) The Company acknowledges that the agreement contained in this Section 11.04 is an integral part of the transactions contemplated by this Agreement and that, without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to Section 11.04(b), it shall also pay any costs and expenses incurred by Parent (including legal fees and expenses) in connection with any action, including the prosecution of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such fee was required to be paid to the date it is paid.

Section 11.05. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure only to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state, except to the extent that certain matters are preempted by the federal securities laws or are governed by the law of the jurisdiction of organization of the respective parties hereto.

Section 11.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any suit, action or proceeding described in the preceding paragraph may be served on any party anywhere in the world, whether within or without the jurisdiction of any court identified in the preceding paragraph. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.

Section 11.13. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement, and (ii) any other representations and warranties of the Company that are contained herein, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent. The parties hereto agree that any matter referred to or described in any Company SEC Document or Parent SEC Document, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) any representation or warranty of the Company or Parent, as the case may be, that are contained herein, if the relevance of that reference or description as an exception to (or a disclosure for purposes of) such representation or warranty is reasonably apparent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

POWERDSINE LTD.

By:	/s/ Igal Rotem
Name:	Igal Rotem
Title:	Chief Executive Officer

MICROSEMI CORPORATION

By:	/s/ David R. Sonksen
Name:	David R. Sonksen
Title:	Chief Financial Officer, Executive Vice President, Treasurer and Secretary

PINNACLE ACQUISITION CORPORATION LTD

By:	/s/ David R. Sonksen
Name:	David R. Sonksen
Title:	Chief Financial Officer, Executive Vice President, Treasurer and Secretary

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